AGREEMENT FOR THE PURCHASE AND
SALE OF REAL ESTATE

THIS AGREEMENT FOR THE PURCHASE AND SALE OF REAL ESTATE ("Agreement") is entered into as of June __7___, 2006 ("Effective Date") between M-Wave, Inc., a Delaware corporation (“Seller”) and Jorge and Adriana Martinez or their assignee ("Purchaser").

SECTION 1 SALE OF PROPERTY.

Subject to the terms and conditions provided in this Agreement, Seller agrees to sell and Purchaser agrees to purchase all of Seller's right, title and interest in and to the following described property:

The land legally described on Exhibit A attached hereto and made a part hereof and commonly known as a site at Evergreen & Pine, Bensenville, Illinois (the “Real Estate”), together with all right, title and interest of Seller in and to all privileges, rights, easements, hereditaments, and appurtenances belonging to the land, and all right, title and interest of Seller in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (collectively, the “Property”).

SECTION 2 PURCHASE PRICE.

The purchase price to be paid by Purchaser to Seller for the Property is One Hundred Seventy Thousand and 00/100 Dollars ($170,000.00) (the "Purchase Price"). The Purchase Price will be paid by Purchaser at Closing subject to provisions as herein provided in immediate same day funds by a wire transfer to an account designated by Seller.

2.1   Earnest Money Deposit.

(a)   Within Five (5) business day after the Sellers acceptance of this Agreement, Purchaser will deposit with the Title Company (as described below) in its customary joint order escrow the amount of Five Thousand and 00/100 Dollars ($5,000.00) as earnest money and as a deposit towards payment of the Purchase Price. If this Agreement is not terminated during the Due Diligence Period as provided in Section 3.4, then upon the expiration of the Due Diligence Period (as defined below), such earnest money deposit, together with all interest earned thereon (jointly, the “Earnest Money Deposit”) shall become non-refundable.

(b)   All escrow fees, if any, charged by the Title Company in respect of the Earnest Money Deposit shall be paid for by Purchaser.

2.2   Funds at Closing. At Closing, Purchaser shall pay to Seller the balance of the Purchase Price, subject to prorations as herein provided, by a wire transfer in immediate same day funds to an account designated by Seller, and cause the Title Company to deliver the Earnest Money to Seller.

SECTION 3 TITLE MATTERS; DUE DILIGENCE.

3.1   Title Commitment; Survey. Seller will order and deliver to Purchaser upon receipt a commitment issued by Chicago Title Insurance Company (the "Title Company") (ALTA 1992) to insure title to the Real Estate in the name of Purchaser (the "Title Commitment"), and Seller will deliver an Alta form survey no more than six months old to purchaser certified to purchaser tile company and purchasers lender its existing survey (“Survey”).

3.2   Permitted Exceptions. Seller shall transfer and convey its right, title and interest in the Property to Purchaser subject to the Permitted Exceptions. The term "Permitted Exceptions" shall mean the items set forth on Exhibit B attached hereto. Purchaser shall have the right to terminate this Agreement, if it is not satisfied with the Title Commitment or Survey, by notice in writing served upon Seller during the Due Diligence Period. If Purchaser fails to so serve said notice of it upon Seller within such time, Purchaser shall be deemed to have waived said right. Upon any termination of this Agreement pursuant to this Section 3.2, the Earnest Money Deposit and interest earned thereon shall be returned to Purchaser, and except as set forth in Section 3.4, neither party shall have any further obligation hereunder.

3.3   Delivery of Title Policy at Closing. As a condition to Purchaser's obligation to close, the Title Company shall deliver to Purchaser at Closing an Alta form Owner's Policy of Title Insurance including zoning endorsement ("Title Policy"), issued by the Title Company dated concurrent with Closing, in the amount of the Purchase Price, insuring Purchaser as owner of fee simple title to the Real Estate, subject only to the Permitted Exceptions. Seller shall execute at Closing a customary Seller's mechanics and materialman's lien affidavit and a standard parties in possession affidavit, in such forms as the Title Company shall reasonably and customarily require for the issuance of an extended coverage endorsement over those items (except to the extent not caused by, through or under Seller) on the Title Policy. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly executed "marked-up" Title Commitment with the Title Policy in the substance of the "marked-up" Title Commitment to be issued promptly after Closing. The premium for the Title Policy shall be paid by Seller, and Seller shall pay the cost of the Survey required hereunder. Purchaser shall have the right to negotiate endorsements to the Title Commitment during the Due Diligence Period , but Seller shall have no responsibility to have such endorsements included in the Title Policy and the premium for such endorsements shall be at Purchaser's expense.

3.4   Due Diligence Period. Purchaser Shall have 30 business days from sellers acceptance of agreement to conduct due diligence “Due diligence period” at any time during the due diligence period the Purchaser shall have sole and exclusive right to terminate this agreement for any reason for failure of Due Diligence and receive a full return of earnest money deposit and has made certain inspections, applications, reviews, studies, evaluations or surveys (collectively, the "Inspections") required to satisfy itself as to the acceptability and suitability of the Property for its purchase and Purchaser shall have no further rights of Inspection. Purchaser shall deliver to Seller upon any termination of this Agreement a copy of every report of findings which is issued as a result of such activities, and Purchaser shall cause the Property to be restored to its condition prior to any of Purchaser's or its agents' activities which alter the condition of the Property. Purchaser shall hold confidential all information it has generated or received with respect to the Property and shall not disclose same to any third party; and Purchaser shall cause its agents and employees to abide by such requirements. Seller shall deliver to purchaser within five (5) business days of acceptance of contract any environmental report in seller possession to the property and other notices and findings or request related to the property.

Purchaser agrees to keep the Property free and clear of liens and claims arising out of its Inspections, and to indemnify and save Seller and Seller’s members, managers, officers, agents and employees, harmless from and against any and all damages, costs, injuries and liabilities to the Property and/or any persons or property of any persons which may occur by reason of and which is caused by any such Inspections, including without limitation any environmental inspections, tests, surveys, studies or any other entry upon or use of the Property by Purchaser or its agents.

Seller has delivered to Purchaser and/or may be delivering to Purchaser certain reports and documents in its possession (“Reports”). Such Reports and any other reports or documents heretofore or hereafter provided to Purchaser are for informational purposes only and shall not constitute an assignment or conveyance by Seller to Purchaser of any rights or interests in, or right to rely upon such reports or their contents. Seller does not represent that such Reports are complete or accurate. Purchaser shall keep such Reports, and the information in them (and all other reports, documents and information concerning environmental and other matters that it or its consultants, attorneys or other agents (collectively, “Agents”) procure or receive in respect of the subject property) confidential (except for Purchaser delivering same to its Agents), unless otherwise authorized by Seller or required by law to divulge. If Purchaser or any of its Agents is required by law to divulge any such Reports or other reports, documents or information, then Seller shall be given not less than thirty (30) days notice in writing, which notice shall identify the parties by whom and to whom such divulgence is required and the date thereof and the documents, reports or information so required to be divulged. Purchaser shall impose such burden of confidentiality and notification upon its Agents and cause them to abide by same.

The obligations of Purchaser under this Section 3.4 shall survive any termination of this Agreement.

SECTION 4 CLOSING.

4.1   Closing Date. The closing of the purchase and sale of the Property (the "Closing") shall take place on July 26, 2006 (“Closing Date”). The Closing shall occur at 2:00 p.m. at the office of the Title Company in the Chicago area office thereof designated by Seller.

4.2   Purchaser's Obligations at Closing. In addition to delivery of the balance of the Purchase Price as described in Section 2.2., Purchaser shall execute and deliver the following to Seller at Closing:

(a)   Such affidavits, instruments or agreements that may be required by the Title Company in its issuance of the policy of title insurance pursuant to the Title Commitment.

(b)   Applicable Transfer Declarations.

(c)   A statement which reflects the settlements and prorations provided for in Section 5.

(d)   Such other documents as are required pursuant to the provisions hereof.

4.3   Seller's Obligations at Closing. Seller shall execute and deliver the following to Purchaser at Closing:

(a)   A Special Warranty Deed from Seller conveying the Real Estate to Purchaser, together with the Seller’s right, title and interest in and to the rest of the Property, subject to the Permitted Exceptions.

(b)   A statement which reflects the settlements and prorations provided for in Section 5.

(c)   Such affidavits, instruments or agreements that may be required by the Title Company in its issuance of the Title Policy pursuant to the Title Commitment, including the mechanics and materialman's lien affidavit and parties in possession affidavit described in Section 3.3.

(d)   Applicable Transfer Declarations.

(e)   A Foreign Investment in Real Property Tax Act affidavit executed by Seller.

SECTION 5 SETTLEMENT AND PRORATIONS.

The following items shall be prorated or settled between Purchaser and Seller at Closing:

5.1   Taxes and Assessments. Real property taxes for the Real Estate for the fiscal year in which Closing occurs, and for taxes as to any prior year not due and payable as of Closing, shall be apportioned between Seller and Purchaser as of the date of Closing. Such apportionment shall be computed on the basis of 110 % of the most recent issued bills.

5.2   Miscellaneous Closing Costs. Seller shall pay the customary premium associated with providing Purchaser with the Title Policy described in subsection 3.3. All real estate recording fees payable in connection with the purchase and sale of the Property shall be paid by Purchaser. Seller shall pay for State and County transfer stamps. Purchaser shall pay for any municipal transfer stamps. Any fee for closing services which is charged by the Title Company shall be shared equally by Seller and Purchaser. Any other customarily proratable items shall be apportioned as of the Closing Date. Except as otherwise expressly provided in this Agreement, Purchaser and Seller shall pay their own fees and expenses incurred in the preparation, execution and performance of their respective obligations under this Agreement.

SECTION 6 CONDITION OF PROPERTY; REPRESENTATIONS AND WARRANTIES

6.1   DISCLAIMER AND RELEASE. SELLER IS SELLING THE PROPERTY WITHOUT REPRESENTATION OR WARRANTY, SHALL HAVE NO OBLIGATION TO MAKE ANY REPAIRS, PAY FOR ANY ENVIRONMENTAL INSPECTIONS OR OTHER REPORTS, OR DO OR PERFORM ANY OTHER WORK ON THE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN SECTION 6.2 OF THIS AGREEMENT (THE “EXPRESS WARRANTIES”), PURCHASER IS RELYING SOLELY ON ITS OWN INSPECTION AND EXAMINATION IN PURCHASING THE PROPERTY; AND IS PURCHASING THE PROPERTY ON AN "AS-IS, WHERE-IS" BASIS WITH ALL FAULTS AND DEFECTS NOW KNOWN OR HEREAFTER DISCOVERED BY PURCHASER. EXCEPT FOR THE EXPRESS WARRANTIES, NONE OF SELLER, SELLER'S SHAREHOLDERS, OFFICERS, DIRECTORS, MANAGER(S), NOR ANY OF ITS AGENTS OR EMPLOYEES MAKE ANY REPRESENTATION OR WARRANTY TO PURCHASER, EXPRESS OR IMPLIED, AS TO (A) THE SUITABILITY OF THE PROPERTY FOR PURCHASER'S INTENDED USE, OR ANY PARTICULAR PURPOSE OR THE MERCHANTABILITY OR FITNESS THEREOF, (B) THE ENVIRONMENTAL CONDITION OF THE PROPERTY (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS CURRENT OR INTENDED OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY (INCLUDING WITHOUT LIMITATION, THE FEDERAL COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT (42 U.S.C SECTION 9601 ET SEQ.) AND OTHER ENVIRONMENTAL LAWS, RULES OR REGULATIONS) AND ANY CLAIMS MADE OR OBLIGATIONS OR LIABILITIES IMPOSED PURSUANT THERETO, AND ANY ZONING ORDINANCES; (E) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (F) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE REAL ESTATE OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (G) ANY OTHER MATTER WITH RESPECT TO THE CONDITION OF THE PROPERTY; AND, EXCEPT FOR THE EXPRESS WARRANTIES, ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER, AND PURCHASER HEREBY RELEASES SELLER, SELLER'S SHAREHOLDERS, DIRECTORS, OFFICERS, MANAGER(S), AGENTS AND EMPLOYEES (COLLECTIVELY THE "SELLER PROTECTED PARTIES") FROM ANY AND ALL RESPONSIBILITY AND LIABILITY IN RESPECT THEREOF. WITHOUT LIMITATION OF THE PROVISIONS ABOVE, PURCHASER HEREBY RELEASES SELLER AND THE OTHER SELLER PROTECTED PARTIES FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, OR LIABILITIES ARISING OUT OF OR RELATING DIRECTLY OR INDIRECTLY TO ANY ENVIRONMENTAL HAZARD AT, IN, ON OR UNDER THE PROPERTY. ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS MADE BY ANY MEMBER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, INCLUDING WITHOUT LIMITATION THE BROKER DEFINED BELOW, MAY NOT BE RELIED UPON BY PURCHASER AND DO NOT CONSTITUTE A PART OF THIS AGREEMENT. FOR PURPOSES OF THIS PARAGRAPH, THE TERM "ENVIRONMENTAL HAZARD" SHALL MEAN ANY HAZARDOUS MATERIAL, OR THE STORAGE, HANDLING, PRODUCTION, DISPOSAL, TREATMENT OR RELEASE THEREOF; AND THE TERM "HAZARDOUS MATERIAL" SHALL MEAN (A) ANY HAZARDOUS WASTE, ANY EXTREMELY HAZARDOUS WASTE, OR ANY RESTRICTED HAZARDOUS WASTE, OR WORDS OF SIMILAR IMPORT, AS DEFINED IN THE RESOURCE CONSERVATION AND RECOVERY ACT (42 U.S. C. SECTION 6901 ET SEQ.); (B) ANY HAZARDOUS SUBSTANCES AS DEFINED IN THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT (42 U.S. C. SECTION 9601 ET SEQ.); (C) ANY TOXIC SUBSTANCES AS DEFINED IN THE TOXIC SUBSTANCES CONTROL ACT (15 U.S. C. SECTION 2601 ET SEQ.); (D) ANY POLLUTANT AS DEFINED IN THE CLEAN WATER ACT (33 U.S. C. SECTION 1251 ET SEQ.); (E) GASOLINE, PETROLEUM OR OTHER HYDROCARBON PRODUCTS OR BY-PRODUCTS; (F) ASBESTOS; OR (G) ANY OTHER MATERIALS, SUBSTANCES, OR WASTES SUBJECT TO ENVIRONMENTAL REGULATION UNDER ANY APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGULATION, OR ORDINANCE NOW OR HEREAFTER IN EFFECT. ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS MADE BY ANY AGENT OR REPRESENTATIVE OF SELLER, INCLUDING WITHOUT LIMITATION THE BROKERS (AS DEFINED BELOW), MAY NOT BE RELIED UPON BY PURCHASER AND DO NOT CONSTITUTE A PART OF THIS AGREEMENT.

6.2   Seller's Representations and Warranties. Seller represents and warrants to Purchaser that, except to the extent set forth on any Exhibit attached hereto or any materials or information delivered to or discovered by Purchaser or its agents during the Due Diligence Period:

(a)   Organization and Authority. Seller is a corporation duly organized, existing and in good standing under the laws of Delaware. This Agreement has been duly and validly authorized by Seller, and no other action on the part of Seller is required in connection with this Agreement. When completed, this Agreement shall constitute a valid and binding obligation of Seller that is enforceable against Seller in accordance with the terms of this Agreement.

(b)   Since Seller has owned the Property, Seller has not received any written notice from any municipal, county, state or other governmental agency or body stating that the Property, or any part thereof, is or will become the subject of condemnation proceedings.

(c)   Option. No person, firm or corporation or other entity has any right or option to acquire the Property, or any part thereof.

(d)   Foreign. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code ("Code")), and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

6.3   Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

(a)   Authority. Purchaser has all requisite power and authority to enter into and perform its obligations under this Agreement. When completed, this Agreement shall constitute a valid and binding obligation of Purchaser that is enforceable against Purchaser in accordance with the terms of this Agreement.

(b)   Patriot Act. Purchaser (a) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”); (b) is not listed on any other list of terrorists or terrorist organizations maintained pursuant tot he Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (c) is not engaged in activities prohibited in the Orders, and (d) has not been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

SECTION 7 LOSS OR CASUALTY.

In the event of substantial damage to, or the destruction of, all or any part of the Property prior to the Closing Date, Purchaser may terminate this Agreement and receive a return of its Earnest Money Deposit, or, at its option, Purchaser may elect to closing the purchase and sale pursuant to this Agreement without deduction from the Purchase Price, in which event Seller shall use good faith efforts to provide to Purchaser any insurance proceeds received or to be received by Seller for damage to the Property on account of such fire or other casualty. Seller makes no representation that it does or will carry any such insurance, or if it does, the terms thereof.

SECTION 8 CONDEMNATION.

If, between the Effective Date of this Agreement and Closing, all or any portion of the Property is taken in condemnation or a written notice ("Condemnation Notice") from a governmental authority is received by Seller indicating its intention to take all or a portion of the Property, in condemnation, Purchaser shall have the option to terminate this Agreement. If Purchaser exercises its option to terminate in accordance with this Section 8, Seller shall return the Earnest Money Deposit to Purchaser, and neither party shall have any further obligation hereunder except as set forth in Section 3.4. If Purchaser does not so exercise its option to terminate as provided in this Section 8, this Agreement shall continue in full force and effect and title shall be subject thereto. In such event, the Purchase Price shall be paid by Purchaser at Closing without reduction, but Seller shall remit to Purchaser all awards received by Seller as a result of the condemnation. Seller shall notify Purchaser immediately upon receipt by Seller of any Condemnation Notice.

SECTION 9 DEFAULT AND REMEDIES.

In the event of default by either party under' this Agreement, Purchaser and Seller agree as follows:

9.1   Purchaser's Default. If this transaction fails to close due to the default of Purchaser, then Seller's sole and exclusive remedy in such event shall be to terminate this Agreement and to retain the Earnest Money Deposit, as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser, except as set forth in Section 3.4. The parties acknowledge that Seller's actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties' best estimate of such damages. For purposes of this Section 9.1, default shall include Purchaser's failure to pay the Purchase Price in full when due, or any other breach of a representation, warranty or covenant in any material respect. Promptly upon becoming aware of any default by Purchaser, Seller shall so notify Purchaser.

9.2   Seller's Default. If this transaction fails to close as a result of Seller's default, Purchaser may, as its sole remedy, either (a) waive such default and purchase the Property subject to such default, (b) enforce its right of specific performance, or (c) terminate this Agreement and receive a refund of the Earnest Money Deposit, subject to Section 3.4, thereby waiving all rights or remedies in the event of such default by Seller. Promptly upon becoming aware of any default by Seller, Purchaser shall so notify Seller.

SECTION 10 BROKERS.

Seller represents and warrants to Purchaser that no broker or finder has been engaged by Seller in connection with the transaction contemplated by this Agreement, except CB Richard Ellis (“Seller’s Broker”). Purchaser represents and warrants to Seller that no broker or finder has been engaged by Purchaser in connection with the transaction contemplated by this Agreement, except __Kip Hennelly_______________ (none if left blank) (“Purchaser’s Broker”). Seller shall pay Seller’s Broker 6% of the of the Purchase Price, to be split equally between Seller’s Broker and, if any, Purchaser’s Broker. (If there is no Purchaser’s broker, all will go to Seller’s Broker.) Each party agrees to hold the other party harmless from and against any and all costs, expenses, claims, losses or damages, including reasonable attorneys' fees, resulting from any breach of the representations and warranties contained in this Section.

SECTION 11 ASSIGNMENT.

Seller shall not have the right to assign all or any part of its interest or right under this Agreement without the prior written consent of the other which consent the other may grant or withhold in its sole discretion. Any attempted assignment without such prior written consent, including assignments that would otherwise occur by operation of law, shall be without force or effect as against the other party. Any assignment in violation of this Section shall be void.

SECTION 12 MISCELLANEOUS.

12.1   Notices. All notices required or permitted under this Agreement shall be given by registered or certified mail, postage prepaid, by reliable overnight courier, by hand delivery, or by facsimile, directed as follows:

If intended for Seller, to:

M-Wave, Inc.
475 Industrial Drive
West Chicago, IL 60185
Attn:  Jim Mayer
Facsimile: 630-562-2431

with a copy in each case to:

(Seller Attorney)

If intended for Purchaser, to:

Jorge Martinez MD. And Adriana Martinez
19 W. 110 Avenue La Tours
Oakbrook, Illinois 60523
Facsimile: 630 971 0362

Any notice delivered by mail in accordance with this paragraph shall be deemed to have been duly given three (3) days after the same is deposited in any post office or postal box regularly maintained by the United States. Any notice which is sent by overnight courier shall be effective the next day after delivery to the courier. Any notice which is hand delivered shall be effective upon receipt by the party to whom it is addressed. Any notice which is sent by facsimile shall be deemed to have been served on this date shown on the facsimile delivery notice. Either party, by notice given as above, may change the address to which future notices should be sent.

12.2   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.

12.3   Entire Agreement. This Agreement, together with the exhibits attached hereto, constitutes the entire agreement between Seller and Purchaser, and may not be modified in any manner except by an instrument in writing signed by both parties.

12.4   Headings. The section and subsection headings contained in this Agreement are inserted only for convenient reference and do not define, limit or proscribe the scope of this Agreement or any exhibit attached hereto.

12.5   Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.

12.6   Unenforceable Provisions. If any provision of this Agreement, or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall continue to be valid and enforceable to the fullest extent permitted by law.

12.7   Time of the Essence. Time is strictly of the essence with respect to each and every term, condition, obligation and provision of this Agreement, and the failure to timely perform any of the terms, conditions, obligations or provisions hereunder by either party shall constitute a breach of and a default under this Agreement by the party so failing to perform. In calculating any period of time provided for in this Agreement, the number of days allowed shall refer to calendar and not business days. If any day scheduled for performance of any obligation hereunder shall occur on a weekend or legal holiday, the time period allowed and day for performance shall be continued to the next business day.

12.8   Attorneys' Fees and Costs. In the event of litigation between Seller and Purchaser arising out of the enforcement of or a default under this Agreement, the prevailing party shall be entitled to judgment for court costs and reasonable attorneys' fees in an amount to be determined by the court.

12.9   Governing Law; Construction of Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Seller and Purchaser and their respective counsel have reviewed, revised and approved this Agreement. Accordingly, the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

12.10   Knowledge. There shall be no liability on the part of Seller, whether prior to or after Closing, for breaches of any of its representations, warranties or covenants (i) if Purchaser had actual knowledge thereof prior to the Effective Date, or (ii) if Purchaser first had actual knowledge thereof after the Effective Date and prior to expiration of the Due Diligence Period and failed to terminate this Agreement during such period, or (iii) if Purchaser first had actual knowledge thereof after the Due Diligence Period and prior to Closing and failed to terminate this Agreement during such period.

12.11   Prior to Closing. From the Effective Date through the Closing Date Seller shall not:

(a)   enter into any leases affecting the Property;

(b)   enter into any other contracts, including, without limitation, service contracts, affecting the Property, without Purchaser’s prior written consent, unless the contract can be terminated by Purchaser at Closing without penalty.

SIGNATURE PAGE TO FOLLOW

This Agreement has been executed as of the date first appearing above.

SELLER: M-WAVE, INC., a Delaware corporation	PURCHASER:

By:
Its:	Jorge Martinez MD. and Adriana Martinez

EXHIBITS
TO
AGREEMENT FOR THE PURCHASE
AND SALE OF REAL ESTATE

Exhibit A   Legal Description of Property
Exhibit B   Permitted Exceptions

EXHIBIT A

Legal Description

Lots 4, 5, 6, 7, 8 and 9, and the Northwesterly one-half of the vacated alley lying Southeasterly and adjoining Lots 4, 5 and 6, and the Southeasterly one-half of the vacated alley lying Northwesterly and adjoining Lots 7, 8 and 9, and all of the vacated alley lying between Lots 7 and 8, all in Block 4, in William L. Korthauer’s Addition to Bensenville, in the Southwest quarter of Section 13, Township 40 North, Range 11, East of the Third Principal Meridian, according to the Plat thereof recorded January 3, 1893 as document 50837, in DuPage County, Illinois.

Tax Parcel ID Nos.	03-13-327-011
03-13-327-012
03-13-327-013
03-13-327-014
03-13-327-015
03-13-327-016

Property Address:	544 Pine Street, Bensenville, Illinois

EXHIBIT B

PERMITTED EXCEPTIONS

1.
The exclusions, general exceptions (except for the items removed pursuant to delivery of Seller’s mechanics and matieralmen’s lien affidavit and parties in possession affidavit as provided in Section 3.3), and special exceptions shown on the Title Commitment (except for any mortgage lien of Seller’s lender, which shall be paid off at Closing).

2.	Real estate taxes and assessments not yet due and payable as of Closing, and subsequent years.

3.	Matters shown on the Survey or which an accurate survey would otherwise show.

4.	Building, zoning, health and other laws and ordinances.

5.	Environmental matters.

6.	Matters caused by, through or under Purchaser, or otherwise known by Purchaser.